Filed pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 13	File Number 333-167111
(To Prospectus Dated August 10, 2010)

Accuride Corporation
$140,000,000 7.5% Senior Convertible Notes due 2020
Shares of Common Stock
___________________________________

This prospectus supplement supplements the prospectus dated August 10, 2010, previously supplemented on September 1, 2010, October 8, 2010, November 12, 2010, November 16, 2010, November 18, 2010, November 30, 2010, December 29, 2010, February 2, 2011, February 11, 2011, March 2, 2011, May 3, 2011, and July 7, 2011 relating to the resale from time to time by holders of (a) our 7.5% Senior Convertible Notes due 2020, which we refer to as the notes, (b) shares of our common stock issuable upon conversion of the notes, (c) certain shares of common stock issued to the parties that backstopped the offering of the notes, whom we refer to as the backstop providers, whether pursuant to the backstop or otherwise, on the effective date of the plan of reorganization confirmed by the bankruptcy court on February 18, 2010 in connection with our emergence from Chapter 11 bankruptcy proceedings and (d) the common stock issuable upon exercise of the warrants issued to certain backstop providers. We refer to the common stock being registered pursuant to clauses (b), (c) and (d) of the preceding sentence collectively as registrable common stock.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on July 26, 2011.

You should read this prospectus supplement in conjunction with the accompanying prospectus, including any supplements and amendments thereto.  This prospectus supplement is qualified by reference to the accompanying prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the accompanying prospectus.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 5, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2011

ACCURIDE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.  Departure of Directors or Certain Officers.

On July 20, 2011, Robert J. Kelly advised Accuride Corporation (the “Company”) of his decision to resign his position as a director of the Company effective July 29, 2011.  Mr. Kelly’s decision is not due to any disagreement with the Company.  The Board and the Company thank Mr. Kelly for his service as a director.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

Date:	July 26, 2011	/s/ Stephen A. Martin
Stephen A. Martin
Senior Vice President / General Counsel